Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Endo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.001 par value per share	Rule 457(c)	12,617,501	28.48	$359,346,428	0.00014760	$53,039.53

		Total Offering Amounts				$359,346,428		$53,039.53

		Total Fees Previously Paid

		Total Fee Offsets

		Net Fee Due						$53,039.53

(1)

Consists of a maximum of 12,617,501 shares of common stock, par value $0.001 per share, of Endo, Inc. (the “Registrant”) to be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low reported trading prices of the Registrant’s common stock as reported by the OTCQX® Best Market by OTC Markets Group Inc. on July 8, 2024 (a date within five business days prior to the filing of this registration statement).